EXHIBIT 5.1

January 31, 2003

Neoforma, Inc.
3061 Zanker Road
San Jose, California 95134

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Neoforma, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about January 31, 2003, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,046,511 shares of the Company’s Common Stock (the “Stock”), subject to issuance as follows:

(a)  918,044 shares of Stock reserved for issuance under the Company’s 1999 Equity Incentive Plan (the “1999 Incentive Plan”); pursuant to an evergreen increase under such plan effective as of January 1, 2003; and

(b)  128,467 shares of Stock reserved for issuance under the Company’s 1999 Employee Stock Purchase Plan, as amended (the “Purchase Plan”) pursuant to an evergreen increase under such plan effective as of January 1, 2003.

The plans referred to in clauses (a) and (b) above are collectively referred to in this letter as the “Plans.”

In rendering this opinion, we have examined the following:

(1)	a copy of the Company’s Fourth Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on March 22, 2001;

(2)	a copy of the Certificate of Amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on August 23, 2001;

(3)	a copy of the Company’s Bylaws, as adopted on November 12, 1999;

(4)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(5)	the Prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(6)
the Company’s registration statement on Form S-8 (File No. 333-95299) filed with the Commission on January 24, 2000, together with the exhibits filed as a part thereof or incorporated therein by reference (the “Initial Registration Statement”);

(7)	each of the Plans and related stock option grant and exercise agreements;

(8)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company’s minute books that are in our possession;

(9)	a report from the Company’s transfer agent verifying the number of the Company’s issued and outstanding shares of capital stock as of December 31, 2002;

(10)
a report from the Company’s transfer agent verifying the number of the Company’s issued and outstanding shares of capital stock as of February 3, 2003 and a list of the total number of options and warrants respecting the Company’s capital stock and of any rights to purchase capital stock that was prepared by the Company verifying the number of such issued and outstanding securities as of February 3, 2003; and

(11)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization. We have also assumed that the certificates representing the Stock will be, when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California, of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 1,046,511 shares of Stock that may be issued and sold by the Company upon the exercise of (a) stock options granted or to be granted under the 1999 Incentive Plan and (b) purchase rights granted or to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/    FENWICK & WEST LLP

FENWICK & WEST LLP